Exhibit (2)(d)

ASSET PURCHASE AGREEMENT

(ADAMS)

between

POTLATCH FOREST HOLDINGS, INC.

and

WESTERN PACIFIC TIMBER, LLC

Dated as of September 11, 2007

i

ii

EXHIBITS
Exhibit A	Allocation of Purchase Price

SCHEDULES

Schedule 2.1.1	Real Property Description
Schedule 2.1.2	Easements
Schedule 2.1.3	Permits
Schedule 2.1.6	Assumed Contracts
Schedule 2.1.7	Real Property Leases
Schedule 2.8(i)	Title Commitments
Schedule 2.8(ii)	Permitted Exceptions
Schedule 2.10	REC Affected Parcels
Schedule 6.2	Certain Required Consents

iii

ASSET PURCHASE AGREEMENT

(ADAMS)

This ASSET PURCHASE AGREEMENT (ADAMS) (this “Agreement”), dated as of September 11, 2007 (the “Effective Date”), is made between POTLATCH FOREST HOLDINGS, INC., a Delaware corporation (“Buyer”), and WESTERN PACIFIC TIMBER, LLC, an Oregon limited liability company (“Seller”).

RECITALS

Seller owns and operates timberlands in Adams, Boise and Valley Counties, Idaho, and leases office space located at 101 S Capitol Boulevard, Suite 1601, Boise, Idaho

Buyer desires to purchase from Seller such timberlands, its lease of the Boise, Idaho office and certain related assets.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth, Seller and Buyer hereby agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings (such definitions to be equally applicable to both the singular and plural forms of the terms defined):

“Additional Coverage” has the meaning set forth in Section 2.8(d)

“Additional Exception” has the meaning set forth in Section 2.8(b).

“Affected Assets” has the meaning set forth in Section 10.3(b).

“Affected Parcel” has the meaning set forth in Section 2.8(a).

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. The ownership of 25% or more of the stock or voting interests in any Person shall be deemed control, and each director and officer of an entity shall be deemed an Affiliate of that entity.

“Applicable Law” means all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances or codes of any Governmental Authority and (ii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

“Assignment and Assumption Agreement” has the meaning set forth in Section 2.6(b)(iii).

“Assets” has the meaning set forth in Section 2.1.

“Assumed Contracts” has the meaning set forth in Section 2.1.6.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Buyer’s Affiliate” has the meaning set forth in Section 2.6(e).

“Claim” means any claim, demand, cause of action, suit, proceeding, arbitration, hearing or investigation.

“Closing” has the meaning set forth in Section 2.6.

“Closing Date” has the meaning set forth in Section 2.6.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contamination” or “Contaminated” means the presence (actual or reasonably suspected) of Hazardous Substances in, on or under the soil, groundwater, surface water or other environmental media or any structure or improvement.

“Deleted Parcel” has the meaning set forth in Section 2.10.

“Deposit” has the meaning set forth in Section 2.5(b).

“Disclosure Schedule” has the meaning set forth in Article III.

“Easements” has the meaning set forth in Section 2.1.2.

“Employee Benefit Plan” means any pension, retirement, profit sharing, deferred compensation, bonus, commission, incentive, life insurance, health benefits and disability benefits and all other employee benefit plans or arrangements (including, without limitation, any contracts or agreements with trustees, insurance companies or others relating to any such employee benefit plans or arrangements) for current or former employees of Seller.

“Environmental Law” means any Applicable Law relating to the protection of the environment or human health or to any emission, discharge, generation, processing, storage, release, threatened release or transportation of any Hazardous Substances.

“Escrow Agent” means First American Title Company, with its office located at 7311 Potomac, Boise, ID 83704.

“Excluded Assets” has the meaning set forth in Section 2.2.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any applicable federal, state or local municipal entity or government or other administrative, judicial or other governmental department, commission, court, board, bureau, agency or instrumentality.

“Hazardous Substances” means any hazardous, toxic, radioactive or infectious substance, material or waste as defined, listed or regulated under any Environmental Law, and includes without limitation petroleum oil and its fractions.

“Improvements” has the meaning set forth in Section 2.1.5.

“Indemnified Party” has the meaning set forth in Section 8.4(b).

“Indemnifying Party” has the meaning set forth in Section 8.4(b).

“Intermediary” has the meaning set forth in Article IX.

“Knowledge” means the actual knowledge of a fact or matter, without any requirement of further investigation.

“Letter of Intent Deposit” has the meaning set forth in Section 2.5(b).

“Liens” means, collectively, all mortgages, liens (statutory or otherwise), security interests, pledges, charges, encumbrances, or restrictions of any nature whatsoever.

“Losses” has the meaning set forth in Section 8.2.

“Material Adverse Effect” means any event, occurrence, fact, condition, change or effect that has or is reasonably expected to have a material adverse effect, taken as a whole, on the Assets or the Assumed Liabilities, excluding the effects of changes to the extent related to economic or business conditions in the United States or the global economy, or to financial or capital markets generally, except to the extent that such changes materially disproportionately affect the Assets or the Assumed Liabilities compared to the manner in which the changes affect other timberland owners in Idaho.

“Operating Statements” has the meaning set forth in Section 3.16.

“Permits” means all permits, licenses, approvals and authorizations of a Governmental Authority held by Seller with respect to the operation or development of the Real Property, including, without limitation, road use permits, special use authorizations, harvest permits and any other approval required to conduct commercial timber operations on the Real Property, conditional use permits, variances or any other land use approval, approvals for partitions, subdivisions boundary or lot line adjustments, building or construction permits, and all rights of Seller in all applications for any of the foregoing.

“Permitted Exception” has the meaning set forth in Section 2.8(a).

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Purchase Price” has the meaning set forth in Section 2.5(a).

“Real Property” has the meaning set forth in Section 2.1.1.

“Real Property Leases” has the meaning set forth in Section 2.1.7.

“REC” has the meaning set forth in Section 2.10.

“REC Affected Area” has the meaning set forth in Section 2.10.

“REC Parcel” has the meaning set forth in Section 2.10.

“Records” has the meaning set forth in Section 2.1.9.

“Retained Liabilities” has the meaning set forth in Section 2.4.

“Seller’s Knowledge” means the Knowledge of Timothy Blixseth, Andrew Hawes, Michael Doyle, Steve Gurnsey, Steve Haren, and Lynn House.

“Tax” or “Taxes” means all income, gross receipts, sales, use, employment, franchise, profits, property or other taxes, fees, stamp taxes and duties, assessments or charges of any kind whatsoever, whether payable directly or by withholding (together with any interest and any penalties, additions to tax or additional amounts imposed with respect thereto), imposed by any governmental or taxing authority.

“Title Policy” has the meaning set forth in Section 2.8(c).

“Title Report” has the meaning set forth in Section 2.8(a).

“Update” has the meaning set forth in Section 2.8(b).

“Unacceptable Exceptions” has the meaning set forth in Section 2.8(b).

“Water Rights” has the meaning set forth in Section 2.1.4.

Whenever the word “including” is used, such term shall not be interpreted as being restrictive, but shall mean in all cases, “including without limitation.”

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale of Assets

Subject to all the terms and conditions set forth in this Agreement, Seller shall, at the Closing, sell, assign, transfer, convey and deliver to Buyer, free and clear of all Liens except Permitted Exceptions and the matters listed in Part II of Schedule 2.1.6 and, with respect to the Ral Property, the matters described in Section 2.6(b)(i), and Buyer shall, at the Closing, purchase from Seller all of Seller’s right, title and interest in the following assets (the “Assets”), except in each case, the Excluded Assets:

2.1.1. Real Property

The real property described on attached Schedules 2.1.1 and 2.10, including (i) all trees growing or down and logs located thereon as of the Closing and (ii) all of Seller’s interest and rights in minerals, oil and gas, gravel and rock located on the Real Property (collectively the “Real Property”).

2.1.2. Easements

All easements, road use agreements, rights-of-way or other agreements or authorizations appurtenant to the Real Property, or owned by Seller and used to provide access to the Real Property, including those described on attached Schedule 2.1.2, to the extent assignable and transferable (the “Easements”).

2.1.3. Permits

The Permits relating to the Real Property, including all applications therefore, described on attached Schedule 2.1.3, to the extent assignable or transferable.

2.1.4. Water Rights

To the extent owned by Seller, all water rights appurtenant to or used in connection with the Real Property, including, any rights, agreements, or contracts relating to the delivery of water to the extent they apply to the Real Property and stock in water companies providing water to the Real Property (the “Water Rights”).

2.1.5. Improvements

All improvements located on the Real Property, including all buildings, bridges and gates (the “Improvements”).

2.1.6. Contracts

All rights, benefits and interests of Seller under the (i) contracts, agreements, commitments, understandings, documents and instruments, including logging contracts, listed on attached Schedule 2.1.6 and (ii) contracts entered into after the date hereof by Seller with respect to the operation of Property which have been specifically approved by Buyer in writing (the “Assumed Contracts”).

2.1.7. Real Property Leases

The lessee’s interest in the real property leases listed on Schedule 2.1.7 (the “Real Property Leases”).

2.1.8. Records, Manuals and Documents

All of the following records, manuals, documents and information of Seller (the “Records”): (i) all maps, aerial photographs, surveys, title reports and title records, timber inventories, biological studies, timber inventory data, records, studies, reports, research materials and other documents and information (including GIS data), manuals and warranty information and records of operations, whether in printed or electronic form, and in each case relating to Seller’s ownership of the Assets and operation of the Real Property through the close of business on the Closing Date; (ii) copies of the Operating Statements, and records relating to payments made, received or due under the Assumed Contracts, Real Property Leases, Permits and any agreements included in the Permitted Exceptions (such as payments made or owing under road use agreements or easements) through the Closing Date; (iii) with respect to the Real Property, all soil test reports, building inspection reports, building plans, blueprints, renderings and surveys in Seller’s possession; (iv) all studies, evaluations, appraisals and other information in Seller’s possession relating to the ownership or proposed development of the Real Property; and (v) personnel records for employees of Seller who accept employment with Buyer or Buyer’s Affiliates.

2.1.9. Seedlings

All conifer seeds or seedlings in Seller’s possession intended for use in reforestation of the Real Property.

2.1.10. Environmental Indemnity Rights

All rights of Seller for indemnity, contribution or reimbursement from, and claims or causes of action of Seller against, third parties (including, but not limited to prior owners of the Real Property), with respect to Contamination of the Real Property, violations of Environmental Laws with respect to the Real Property, or the environmental condition of the Real Property (the “Environmental Indemnity Rights”)

2.2 Excluded Assets

Notwithstanding the listing of Assets in Section 2.1, Seller will retain and not transfer, and Buyer will not purchase or acquire, assets not specifically referred to in Section 2.1 of this Agreement, or any of the following (collectively, the “Excluded Assets”):

2.2.1. Tax Refunds

Tax credits and Seller’s rights to refunds of Taxes paid with respect to the Real Property, for the periods, or any portion thereof, ending on or prior to the Closing Date.

2.2.2. Cash and Equivalents

Seller’s cash, bank deposits or similar cash and cash equivalent items.

2.2.3. Accounts Receivable

Any accounts receivable of Seller.

2.2.4. Other Working Capital

Any other items of working capital of the Assets.

2.2.5. Accounting and Tax Records

Any of Seller’s Tax and accounting records (provided that Buyer shall receive copies of these to the extent provided in Sections 2.1.8).

2.2.6. Personnel Records

All personnel files, workers compensation files, employee medical files and other employee books and records, except such records for employees of Seller to whom Buyer extends an offer of employment to the extent disclosure is not prohibited by Applicable Law.

2.2.7. Contract, Insurance and Indemnity Claims

All of the rights of Seller under insurance policies or under contracts (including the Assumed Contracts) with respect to acts, omissions or occurrences prior to the Closing Date, including rights of indemnification or contribution, except for the Environmental Indemnity Rights.

2.2.8. Seller’s Washington Assets and Operations Records

All records, electronic or otherwise, relating to Seller’s Washington timberlands or other tangible assets located in Washington (but not records relating to the Real Property or Assumed Contracts, even if such records are located in Washington).

2.2.9. Deleted Parcels

The Deleted Parcels, if any, established pursuant to Section 2.10.

2.3 Assumption of Liabilities

Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, honor and discharge when due only the liabilities and obligations arising on or after the Closing Date under the Assumed Contracts, Permits, agreements included in Permitted Exceptions and the Real Property Leases (collectively, the “Assumed Liabilities”).

2.4 Retained Liabilities

Except for the liabilities and obligations to be assumed by Buyer pursuant to Section 2.3, Buyer will not assume or be liable for any liabilities of Seller, known or unknown, contingent or absolute, accrued or otherwise (the “Retained Liabilities”). Without limiting the generality of the foregoing, the following liabilities and obligations are Retained Liabilities:

(a) Any liabilities, obligations or debts of Seller, whether fixed, contingent or mixed and whether based on events occurring before or after the Closing, including without limitation those based on tort, contract, statutory or other claims or involving fines or penalties payable to any governmental authority, excepting contractual liabilities arising on or after the Closing Date under the Assumed Contracts, Permits, Real Property Leases and Permitted Exceptions;

(b) Any liabilities, obligations or debts of Seller for any Taxes, including without limitation federal income taxes, state income and sales and excise taxes, state and local real and personal property taxes and federal, state and local withholding and payroll taxes, except as otherwise provided in this Agreement;

(c) Any liabilities, obligations or debts of Seller for trade payables or account payables (whether or not the same has become due and payable), loans, notes, advances, intercompany borrowing or other form of indebtedness incurred by Seller;

(d) Any liabilities, obligations or debts of Seller pursuant to warranties (express or implied) to customers for products sold by Seller on or prior to the Closing Date;

(e) Any liabilities, obligations or debts of Seller in respect of any Excluded Asset;

(f) Any liabilities, obligations or debts of Seller under any employment, severance or other agreement with any employee of Seller and all liabilities relating to payroll, bonus or deferred compensation, vacation, sick leave, workers compensation, unemployment benefits, pension or retirement benefits, stock bonuses, stock purchases, options, profit-sharing plans, health care plans or any other benefits or employee plans of any kind for all current and former employees of Seller with respect to their employment with Seller;

(g) Any liabilities, obligations or debts of Seller under or in connection with the Assumed Contracts, the Real Property Leases, Permitted Exceptions, Water Rights, or Permits arising from any performance or breach thereof occurring on or before the Closing Date;

(h) Any liabilities, obligations or debts of Seller arising from the operation by Seller of the Assets on or before the Closing Date; and

(i) Any liabilities, obligations or debts of Seller under any Environmental Law.

2.5 Purchase Price

(a) The aggregate purchase price for the Assets shall be the sum of FIFTY-TWO MILLION FORTY-SIX THOUSAND TWO HUNDRED SEVENTY AND NO/100 DOLLARS ($52,046,270.00) (the “Purchase Price”). The Purchase Price shall be paid in immediately available funds at the Closing.

(b) Pursuant to a letter of intent between Buyer and Seller dated June 20, 2007, Buyer has deposited with the Escrow Agent the sum of $10,500,000.00 (the “Letter of Intent Deposit”) in an interest bearing account. Upon execution of this Agreement, Buyer and Seller shall direct Escrow Agent to disburse to Buyer all interest accrued on the Letter of Intent Deposit as of the date of this Agreement. Thereafter $7,500,000 of the Letter of Intent Deposit shall be transferred to an escrow account held by the Escrow Agent as a deposit under this Agreement (the “Deposit”). The Deposit shall be held in an interest bearing account from the date of this Agreement through the Closing or earlier termination of this Agreement. Except as provided in Section 7.2, the Deposit and interest accrued thereon shall be credited against the Purchase Price at the Closing. Until the Closing or the termination of this Agreement, no party shall be entitled to receive, pledge, borrow against or otherwise receive the benefit of the Deposit.

2.6 Closing

(a) Subject to the terms and conditions of this Agreement, the sale and purchase of the Assets and the assumption of the Assumed Liabilities contemplated hereby shall take place at a closing (the “Closing”) in escrow at the offices of the Escrow Agent, on January 9, 2008, or at such other time, date, place or manner as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

(b) At the Closing, in addition to any other documents to be delivered by Seller under other provisions of this Agreement, Seller shall deliver or cause to be delivered to Buyer (or to the extent Buyer designates certain Assets pursuant to Section 2.6(e), to Buyer’s Affiliate):

(i) General Warranty Deeds, conveying the Real Property and Easements to Buyer (or to the extent Buyer designates pursuant to Section 2.6(e), to Buyer’s Affiliate), subject only to (1) the Permitted Exceptions, (2) the agreements listed on Part II of Schedule 2.1.6, (3) discrepancies and conflicts in boundary lines, encroachments, shortage of area and similar matters which an ALTA survey would disclose, (4) rights of the public in roads and highways, (5) rights of way for utility lines now installed on the Real Property, (6) unpatented mining claims, and (7) reservations in federal patents or in acts authorizing the same. The standard permitted exceptions appearing in an ALTA standard owners policy shall not be exceptions in such deeds;

(ii) a Bill of Sale from Seller to Buyer, conveying to Buyer the Improvements and Records and personal property included in the Assets (or to the extent Buyer designates pursuant to Section 2.6(e), to Buyer’s Affiliate);

(iii) a counterpart of an Assignment and Assumption Agreement pursuant to which Seller assigns to Buyer, and Buyer assumes and agrees to perform the obligations arising on or after the Closing Date under the Assumed Contracts, Real Property Leases, and Permits included in the Assets (or to the extent Buyer designates pursuant to Section 2.6(e), Seller shall assign such designated Assets to Buyer’s Affiliates pursuant to an Assignment and Assumption Agreement, and Buyer’s Affiliate shall assume and agree to perform the obligations arising on or after the Closing Date under such Assets) (the “Assignment and Assumption Agreement”);

(iv) an assignment to Buyer of the Water Rights to the extent not already transferred or assigned to Buyer pursuant to the instruments described in Section 2.6(b)(i); (or to the extent Buyer designates pursuant to Section 2.6(e), to Buyer’s Affiliate)

(v) the consents obtained, if any, to the assignment of the Assumed Contracts, Real Property Leases, and Permits;

(vi) the certificates and other documents required to be delivered pursuant to Section 6.2;

(vii) a certificate of Seller in the form required by applicable regulations under Section 1445 of the Code, affirming that Seller is not a foreign person (as that term is defined therein) and containing such other information as may be required thereunder;

(viii) the Records, except to the extent constituting Excluded Assets; and

(ix) if requested by Buyer, Quitclaim Deeds conveying the Real Property to Buyer utilizing the descriptions contained in the Quitclaim Deeds delivered to Seller in connection with Seller’s acquisition of the Real Property.

(x) an assignment of the Environmental Indemnity Rights; and

(xi) such other instruments executed by Seller as may reasonably be requested by Buyer to transfer title to the Assets to Buyer (or to the extent Buyer designates certain Assets pursuant to Section 2.6(e), to Buyer’s Affiliate).

(c) At the Closing, in addition to any other documents to be delivered by Buyer under other provisions of this Agreement, Buyer (or Buyer’s Affiliates, as appropriate) shall deliver or cause to be delivered to Seller:

(i) the Purchase Price in immediately available funds;

(ii) an executed counterpart to the Assignment and Assumption Agreement; and

(iii) the certificates and other documents required to be delivered pursuant to Section 6.1.

(d) The sale and purchase of the Assets and the assumption by Buyer of the Assumed Liabilities shall be deemed for all purposes to have taken place as of 12:01 a.m., P.S.T., on the Closing Date.

(e) By notice to Seller at least five (5) business days prior to the Closing, Buyer may designate certain of the Assets be conveyed directly by Seller to an affiliate of Buyer (a “Buyer’s Affiliate”). If Buyer does so, then at the Closing the Assets so designated by Buyer shall be conveyed directly by Seller to Buyer’s Affiliate.

2.7 Allocation

The parties agree to allocate the Purchase Price (plus the amount of Assumed Liabilities) for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Exhibit A. Each party agrees to report the federal, state, local and other tax consequences of the transactions contemplated by this Agreement in a manner consistent with such allocation and shall not take any position inconsistent therewith upon examination of any tax return, in any refund claim, or in any litigation, investigation, or otherwise.

2.8 Title Commitments and Title Insurance

(a) Seller has delivered to Buyer the commitments for ALTA owners standard coverage policies of title insurance described on attached Schedule 2.8(i) (the “Title Commitments”). The items listed on Schedule 2.8(ii) shall be “Permitted Exceptions”.

(b) If, after the date hereof and before the Closing, the Escrow Agent issues an updated title commitment (an “Update”) containing an exception to title not listed on a Title Commitment (an “Additional Exception”), then Buyer may, by notice to Seller no later than five (5) calendar days after receipt of the Update, advise Seller in writing of any Additional Exception reflected in such Update subject to which Buyer is unwilling to accept title (the ‘“Unacceptable Exceptions”). Failure of Buyer to provide such written notice within such five (5) calendar day period shall be deemed an election by Buyer to waive any Additional Exception disclosed in such Update and to accept title subject to the Additional Exception without any reduction in the Purchase Price for the Assets (in which case the Additional Exception will thereafter be a Permitted Exception). Within five (5) calendar days following Seller’s receipt of Buyer’s notice of Unacceptable Exceptions, if any, Seller shall advise Buyer in writing whether Seller intends to take action to correct such Unacceptable Exception, which corrective action may include, but is not limited to, taking steps to have the Unacceptable Exception removed or reducing the Purchase Price by an amount equal to the reduction in fair market value of the Assets resulting from the Unacceptable Exception. If Seller fails within such five (5) calendar day period to notify Buyer that Seller will cure the Unacceptable Exception (or following Seller’s timely notice, Seller fails to correct such Unacceptable Exception prior to the Closing Date), then Buyer shall have the option, as its sole remedy (except with respect to Unacceptable Exceptions created by Seller in violation of this Agreement) for the failure of Seller to eliminate any Unacceptable Exception, either to (i) accept title to the Real Property subject to such Unacceptable Exception (in which case the Unacceptable Exception will thereafter be a Permitted Exception) without any adjustment in the Purchase Price for the Assets, or (ii) eliminate the parcel or parcels of the Real Property affected by the Unacceptable Exception (each an “Affected Parcel”) from the transaction, in which event the Purchase Price shall be reduced by the fair market value of the Affected Parcel. Seller shall, in all events, be required to remove any Unacceptable Exceptions which are mortgages, deeds of trust, security interests or similar financial encumbrances created by Seller and any other Unacceptable Exceptions created by Seller in violation of this Agreement. If the parties are unable to agree upon the fair market value of the Affected Parcel, then value shall be determined pursuant to the procedure set forth in Section 10.3(c) of this Agreement.

(c) At the Closing, Seller shall furnish Buyer (or to the extent Buyer designates certain Assets pursuant to Section 2.6(e), to Buyer’s Affiliate), at Seller’s expense, an ALTA standard coverage policy of title insurance for the Real Property in the amount allocated to the Real Property under Section 2.7 containing no exceptions except Permitted Exceptions and the standard coverage form printed exceptions (the “Title Policy”).

(d) Buyer (or to the extent Buyer designates certain Assets pursuant to Section 2.6(e), Buyer’s Affiliate) may at its sole cost and expense obtain any endorsements to the Title Policy that are factually and legally available as it desires (“Additional Coverage”), so long as Buyer’s election to pursue Additional Coverage does not result in a delay of the Closing. Any additional expenses Buyer or Buyer’s Affiliate may elect to incur for surveys of the Real Property, extended coverage or Additional Coverage shall be borne solely by Buyer or Buyer’s Affiliate, as appropriate. Seller agrees to provide copies of any existing surveys of the Real Property to Buyer or Buyer’s Affiliate, as appropriate.

2.9 Pro-ration, Tax Returns and Closing Costs

(a) Any and all property Taxes, payments due under the Assumed Contracts, Real Property Leases and other charges, costs and expenses applicable to or in connection with the Assets will be prorated as of the Closing Date, and such Taxes, payments and other charges shall be allocated between the parties by adjustment or payment at the Closing; provided that any security deposits or other deposits paid by Seller under the Assumed Contracts or Real Property Leases shall be refunded to Seller. To the extent possible, prorations shall be computed and appropriate payments made at the Closing. To the extent prorations and appropriate payments are not made as of the Closing, such prorations and adjustments shall be finally computed, and any payments due from one party to another paid, within thirty (30) days after the Closing, provided, as to items to be prorated for which information necessary to complete such prorations is not available within 30 days after the Closing, the parties shall prorate such items and make appropriate payments as soon as practicable after such information is available.

(b) All such Taxes shall be allocated on the basis of the fiscal year of the tax jurisdiction in question. With respect to all such Taxes, Seller shall timely prepare and file, or cause to be timely prepared and filed, with the appropriate authorities all tax returns, reports and forms relating to the Assets attributed to any period that ends on or prior to the Closing Date. Buyer shall prepare and file, or cause to be prepared and filed, with the appropriate authorities all tax returns, reports and forms relating to the Assets attributable to any period that ends after the Closing Date. Seller agrees to provide Buyer any information, records or other documents reasonably necessary to enable Buyer to prepare such tax returns.

(c) Seller shall pay one-half, and Buyer shall pay one-half, of the escrow fees of the Escrow Agent. Buyer shall pay the cost of recording all conveyance documents which are to be recorded.

2.10 Properties with Recognized Environmental Conditions

Buyer has previously delivered to Seller a Phase I Environmental Site Assessment which discloses Recognized Environmental Conditions (as defined in ASTM Practice E 1527 (each a “REC”) with respect to portions of the parcels of the Real Property described on Schedule 2.10 (each a “REC Parcel”).

Buyer intends to undertake further investigation of the RECs, and may conduct further environmental site assessment of the REC Parcels. Buyer may, at any time prior to December 15, 2007, by notice to Seller, elect to delete from the Assets portions of one or more of the REC Parcels on which Buyer identifies conditions indicative of releases or threatened releases (as defined in CERCLA section 101(22)) of hazardous substances (as defined in CERCLA section 101 (14)) on, at, in, from or to the REC Parcel. Such notice shall identify the portion of the REC Parcel which Buyer identifies as being potentially impacted by such releases (the “REC Affected Area”). If Buyer fails to so notify Seller by December 15, 2007 that Buyer is electing to delete all or a portion of a REC Parcel, it shall waive its right to delete any portion of such REC Parcel from this transaction.

In the event Buyer timely elects to delete a REC Affected Area from this transaction, the area to be deleted shall be the smallest parcel which can legally be partitioned from the remainder of the applicable REC Parcel, and yet include the entire REC Affected Area (each such area is referred to as a “Deleted Parcel”). The parties shall cooperate in determining the boundaries of the Deleted Parcel, and in obtaining any partition or land division approvals for the creation of the Deleted Parcel and the remainder of applicable REC Parcel as separate legal lots which are separately conveyable. Buyer shall pay for any boundary survey required in connection with obtaining such partition and land division approvals and any application fee of the applicable Governmental Authority required in connection therewith. The Deleted Parcel(s) (and the Water Rights and Improvements relating thereto and the right to use any Easements providing access thereto) shall be retained by Seller, and no longer constitute part of the Assets, the Purchase Price shall be reduced by the acreage of the Deleted Parcel(s) multiplied by $1,209. If either the Deleted Parcel or the remainder of the related REC Parcel require access over the other to provide practical access to a public road, the parties shall at the Closing, create appropriate 60’ wide easements for roads and utilities benefiting the parcel requiring such access.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller, represents and warrants to Buyer that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date, except as set forth in the disclosure schedule accompanying this Agreement and initialed by the parties (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article III and each disclosure shall provide an exception to or otherwise qualify the corresponding representation or warranty of Seller and the other representations and warranties in this Article III to the extent that the relevance of such disclosure is clearly apparent on it face.

3.1 Organization, Good Standing and Qualification

Seller is a limited liability company duly organized and validly existing under the laws of the State of Oregon, duly qualified to do business in Idaho. Seller has the corporate power and authority to own and operate the Assets and to carry on its business as now being conducted.

3.2 Authority and Consents

Seller has the limited liability company power and authority to enter into this Agreement and perform its obligations under this Agreement. The execution, delivery and performance by Seller of this Agreement does not require any consent, approval, order, authorization or other action by, or filing with, any Governmental Authority, or the consent of any other third party. This Agreement and the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action of Seller, and this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization and moratorium laws and (ii) other laws of general application affecting the enforcement of creditors’ rights generally and general principles of equity.

3.3 Noncontravention

The execution, delivery and performance of this Agreement by Seller does not, and the consummation of the transactions contemplated by this Agreement will not, violate or conflict with the Articles of Organization or Operating Agreement of Seller, any Applicable Law or any Assumed Contract, Real Property Lease, or Permit that is material to the ownership or operation of the Assets.

3.4 Taxes

Seller has timely paid all Taxes due and owing by Seller with respect to the ownership and operation of the Assets prior to the Closing. There are no Liens on the Assets for Taxes, except for real property taxes not yet due or payable.

3.5 Real Property

(a) Seller has good and marketable title to the Real Property in fee simple. Except for the Permitted Exceptions, and the items listed in Part II of Schedule 2.1.6, there are no existing leases, subleases, tenancies or licenses on any portion of the Real Property. There are no boundary disputes or condemnation actions pending or, to the Knowledge of Seller, threatened with respect to the Real Property.

(b) Neither the operations of Seller on any of the Real Property nor any improvements on the Real Property materially violate any applicable building code, zoning requirement, forest practice statute or regulation, or other statute, regulation or ordinance. Seller has not received any notice of any pending or contemplated special assessments against the Real Property.

(c) The Real Property, taken as a whole, has enforceable legal access to public roads or highways.

(d) To Seller’s Knowledge, except for rights of third parties under the Permitted Exceptions and under the Assumed Contracts listed in Part II of Schedule 2.1.6, no Person other than Seller has a right of possession of any of the Real Property.

3.6 Personal Property

At the Closing, all personal property included in the Assets will be free and clear of Liens (except that personal property which constitutes a fixture or a part of the Real Property may be subject to Permitted Exceptions).

3.7 Assumed Contracts and Permits

Complete and correct copies of the Assumed Contracts listed on Schedule 2.1.6, Real Property Leases and Permits have been provided to Buyer. There does not exist under the Assumed Contracts, Real Property Leases, or Permits any failure of condition, any event of default or event or condition (whether with or without notice, lapse of time or both), that would constitute a material breach, failure of condition or event of default thereunder, in each case, on the part of Seller.

Furthermore, to Seller’s Knowledge, there does not exist under any of the Assumed Contracts, Real Property Leases, or Permits, any event of default or any event or condition (whether with or without notice, lapse of time or both), that would constitute a material breach or event of default thereunder, in each case, on the part of any other party to the Assumed Contracts, Real Property Leases, or Permits. The Assumed Contracts and Real Property Leases are valid and binding obligations of Seller and are enforceable by Seller in accordance with their terms. To Seller’s Knowledge, all Permits were validly issued by the appropriate Governmental Authority, remain valid and enforceable or exercisable by Seller in accordance with their terms and Applicable Law and, upon assignment (subject to obtaining any required consent to assignment or providing notice of assignment), will be valid and enforceable or exercisable by Buyer in accordance with their terms and Applicable Law.

3.8 Litigation and Condemnation

There is no claim, suit, action, arbitration or legal, administrative or other proceeding pending or, to Seller’s Knowledge, threatened against Seller relating to the Assets or affecting the Real Property. Seller is not subject to any order, writ, injunction, judgment or decree of any Governmental Authority that adversely affects the ability of Seller to operate the Real Property substantially as presently operated or that is reasonably likely to adversely and materially affect the ability of Buyer to operate the Real Property or use the Assets substantially as presently operated and used by Seller. Seller has not received notice of any condemnation proceeding affecting the Assets and, to Seller’s Knowledge, no condemnation proceeding is pending or has been threatened with respect to the Real Property.

3.9 Environmental Compliance

(a) No Violations. Seller is in material compliance with all applicable Environmental Laws pertaining to the Real Property (and the use and ownership thereof). Seller has made all material reports and given all material notices required by all Environmental Laws and Permits issued under Environmental Laws pertaining to the Real Property.

(b) Enforcement. No Governmental Authority has issued to Seller any citation or notice of, or to Seller’s Knowledge is investigating, planning or considering any investigation of, any violation or noncompliance by Seller under, any Environmental Law in connection with the Real Property or the Assets, except for matters which have been fully and finally resolved and for which there are no unpaid or unsatisfied obligations or liabilities.

(c) Contamination. No portion of the Real Property has been Contaminated by any activities of Seller, and to Seller’s Knowledge no portion of the Real Property is Contaminated. None of the Real Property is listed or, to Seller’s Knowledge, either proposed or likely to be listed on the Comprehensive Environmental Response, Compensation and Liability Information System or on any comparable list maintained by any other Governmental Authority.

(d) Pending Actions. Seller is not subject to any outstanding order, judgment, injunction, decree or writ from or other obligation to or with any Governmental Authority or other Person in respect of which Buyer may be required to incur any liabilities arising from the release or threatened release of a Hazardous Substance or any Contamination with respect to the

Real Property. To Seller’s Knowledge, no investigation by any Government Authority is pending with respect to alleged failure of the Real Property or the Assets, or Seller’s operations on the Real Property or use of the Assets, to comply with Environmental Laws.

(e) Underground Storage Tanks. To Seller’s Knowledge, no regulated underground storage tank is or at any time was located on the Real Property.

(f) Environmental Reports. Seller has disclosed and made available to Buyer true, complete and correct copies of any reports, studies, investigations, audits, analysis, tests or monitoring in the possession of or initiated or prepared by Seller pertaining to any environmental matter relating to the Real Property, including without limitation compliance with Environmental Laws, employee safety or Contamination.

3.10 Endangered and Threatened Species

To Seller’s Knowledge, no federal or state endangered, threatened, sensitive, or otherwise listed or protected species are on or near the Real Property that would affect Buyer’s ability to conduct commercial timber operations on the Real Property, and Seller has received no notice of any actions the threatened actions against Seller or the Real Property based upon the presence of any endangered, threatened, sensitive or otherwise listed or protected species on or near the Real Property or of any set of facts which might give rise to any such action.

3.11 Labor Matters

Seller is not a party or otherwise subject to any collective bargaining or other agreement governing the wages, hours or terms of employment of its employees. Seller is and has been in compliance with all applicable laws regarding employment and employment practices, terms and conditions of employment, wages and hours and is not and has not been engaged in any unfair labor practice.

3.12 [Intentionally Deleted]

3.13 Compliance with Laws

Seller is in material compliance with, and is operating the Assets in material compliance with, all applicable statutes, ordinances, rules, regulations and orders of Governmental Authorities.

3.14 Forestry Obligations

There are no unfulfilled road maintenance, reforestation, or other forest management or forest operation obligations imposed by any statues, ordinances, rules, regulations or orders of Governmental Authorities or required by any timber harvest or other Permit with respect to the Real Property, and the Real Property is, all material respects, in the condition required by any such statues, ordinances, rules, regulations or orders of Governmental Authorities or required by any timber harvest or other Permit.

3.15 Outstanding Obligations Related to Forest Operations

All Taxes related to timber harvest and all amounts owed to those involved in road construction and maintenance, the felling, logging and transportation of timber and logs from the Real Property have been fully paid or will be fully paid as of the Closing.

3.16 Operating Statements

Seller has previously furnished to Buyer unaudited operating statements for the Real Property for the year ended of Seller as of December 31, 2006 and for the six months ended June 30, 2007 (all such statements collectively, the “Operating Statements”). The Operating Statements present fairly the results of operations for the periods then ended, all in conformity with GAAP applied on a consistent basis.

3.17 Permits

Schedule 2.13 lists all Permits held by Seller with respect to the ownership, operation and potential development of the Real Property. Seller is in compliance with the terms and provisions of such Permits.

3.18 Brokerage

Seller has not retained any broker or finder in connection with the transactions contemplated by this Agreement. Any brokerage or finder’s fee due to any broker or finder in violation of the foregoing representation shall be paid by Seller.

3.19 Change in Condition of Assets

To Seller’s Knowledge, sine June 30, 2007, there has been no damage or loss to the Assets, including , without limitation, damage or loss by fire or other casualty to the timber on the Real Property, other than timber harvesting in the ordinary course of business.

3.20 Conditions of Assets

Buyer acknowledges that full inspection of the Assets has been made or will be made by Buyer prior to the Closing and that except as expressly provided herein, neither Seller nor any of its agents, officers, employees or assigns has made any representations or warranties respecting the condition of the Assets or made any agreements to make any improvements thereto.

Buyer specifically acknowledges and agrees that, except as expressly provided herein, (1) Seller does not make any representations or warranties of any kind whatsoever, either express or implied, with respect to the condition of the Assets, and (2) the Assets are sold to Buyer in an “AS IS” and “WITH ALL FAULTS” condition as of the Closing Date, including, without limitation, the stability of soils, the condition of the Assets or any building structure or improvements thereon, suitability, habitability, merchantability or fitness of the Assets for any construction or development, or for Buyer’s intended use, encroachment or boundary questions, compliance with any laws, drainage, availability or adequacy of water, sewer or other utilities, zoning, access and similar matters. Except as expressly provided in this Agreement, and except for Buyer’s rights under

Article VIII with respect to breaches of representations and warranties contained herein, Buyer hereby waives any and all claims which Buyer has or may have against Seller with respect to the physical condition of the Assets. The provisions of this paragraph shall survive the Closing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer makes the following representations and warranties to Seller:

4.1 Organization, Good Standing and Qualification

Buyer is a corporation duly organized and validly existing under the laws of the State of Delaware and duly qualified to conduct business in Idaho. Buyer has the requisite power and authority to own and operate its assets and to carry on its business as now being conducted.

4.2 Authority and Consents

Buyer has the necessary power and authority to enter into this Agreement and perform its obligations under this Agreement. The delivery and performance by Buyer of this Agreement does not require any consent, approval, order, authorization or other action by, or filing with, any Governmental Authority, or the consent of any other third party (other than consents of third parties which may be required to assign the Assumed Contracts, Real Property Leases, or Permits). This Agreement and the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action of Buyer, and this Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization and moratorium laws and (ii) other laws of general application affecting the enforcement of creditors’ rights generally and general principles of equity.

4.3 Noncontravention

The execution, delivery and performance of this Agreement by Buyer does not, and the consummation of the transactions contemplated by this Agreement will not, violate or conflict with the Certificate of Incorporation or Bylaws of Buyer, any Applicable Law or any contract or judgment to which Buyer is a party or by which it is bound.

4.4 Brokerage

Buyer has not retained any broker or finder in connection with the transactions contemplated by this Agreement. Any brokerage or finder’s fee due to any broker or finder in violation of the foregoing representation shall be paid by Buyer.

4.5 Hart-Scott Rodino Antitrust Improvement Act

The parties are not required in connection with the transactions contemplated by this Agreement to file pre-merger notification under the Hart-Scott-Rodino Antitrust Improvement Act of 1976.

ARTICLE V

COVENANTS

5.1 Buyer’s Access to Premises and Information

From the date of this Agreement until the Closing, upon reasonable notice, Seller shall (a) afford Buyer and its counsel, accountants and other representatives access, during normal business hours, to the Assets and the offices, properties, books and records relating to the Assets and (b) furnish to Buyer and such representatives such documents and information in its possession relating to the Assets and their condition, including prior environmental assessments, and such additional information regarding the Assets as Buyer may from time to time reasonably request; provided, that such access shall be conducted in a manner so as not to interfere unreasonably with the business or operations of Seller, and provided further that Seller will not be required to provide access to Seller’s financial records other than the (i) Operating Statements, (ii) records relating to the adjustments to be made under Section 2.9 and (iii) records relating to payments received, made or owing under the Assumed Contracts, the Real Property Leases, the Permits or agreements included in the Permitted Exceptions. Buyer shall indemnify, defend and hold harmless Seller from any and all damage, expenses, liens, or claims (including attorneys’ fees and costs) arising from Buyer’s exercise of its access rights hereunder, excluding damages, expenses, liens or claims arising from the discovery of Hazardous Substances on the Real Property. This indemnity obligation shall survive the Closing and any termination of this Agreement.

5.2 Consents of Others

(a) Seller shall use commercially reasonable efforts to obtain all authorizations, consents, orders and approvals that may be or become necessary for its performance of its obligations pursuant to this Agreement. Buyer shall use commercially reasonable efforts to obtain all authorizations, consents, orders and approvals that may be or become necessary for its performance of its obligations pursuant to this Agreement. Seller and Buyer will cooperate with each other in promptly seeking to obtain all such authorizations, consents, orders and approvals. Seller and Buyer shall take all further commercially reasonable action to cause the conditions to the Closing to occur.

(b) If any consent, approval or waiver necessary for the assignment, assumption and transfer of any Assumed Contracts, Real Property Leases, or Permits shall not have been obtained on or prior to the Closing Date, then (i) the parties shall, following the Closing, continue to use reasonable efforts to obtain such consent, approval or waiver and (ii) as of the Closing, to the extent permitted by law and necessary to give effect to the terms hereof, this Agreement shall constitute full and equitable assignment by Seller to Buyer of all of Seller’s right, title and interest in and to, and assumption by Buyer of all of the respective obligations and liabilities of Seller under such Assumed Contracts, Real Property Leases or Permits, and Buyer shall be deemed the agent of Seller for purposes of completing, fulfilling and discharging all of the liabilities of Seller under any such Assumed Contracts, Real Property Leases or Permits. The parties shall take all actions reasonably necessary to provide Buyer with the economic benefits of any such Assumed Contracts, Real Property Leases or Permits, and to relieve Seller of the burdens of performance and other obligations thereunder, including entry into subcontracts for the performance thereof. Buyer agrees to pay, perform and discharge, and indemnify Seller against and hold Seller harmless from, all of its respective obligations and liabilities relating to such performance or failure to perform under such Assumed Contracts, Real Property Leases or Permits provided that, in each relevant instance, through the arrangements made pursuant hereto, Buyer in fact obtains the benefit of the relevant Assumed Contracts, Real Property Leases or Permits.

(c) If Seller shall be unable to make the equitable assignment described in Section 5.2(b), or if such attempted equitable assignment would give rise to any right of termination or would otherwise adversely affect the rights of Seller or of Buyer under such Assumed Contracts, Real Property Leases, or Permits, or would not result in the assignment of all of the rights or transfer all of the obligations and liabilities of Seller thereunder at the Closing, Seller and Buyer shall continue to cooperate and use commercially reasonable efforts to provide Buyer with all such rights and to relieve Seller of all such obligations and liabilities. To the extent that any such consents and waivers are not obtained, or until the impediments to such assignment are resolved, Seller shall use commercially reasonable efforts to (i) provide to Buyer, at the request of Buyer, the benefits of any such Assumed Contracts, Real Property Leases or Permits, (ii) cooperate in any lawful arrangement designed to provide such economic benefits to Buyer, and (iii) enforce, at the request of and for the account of Buyer, any rights of Seller arising from any such Assumed Contracts, Real Property Leases or Permits against any third party including the right to elect to terminate in accordance with the terms thereof upon the advice of Buyer.

5.3 Conduct of Business

From the date of this Agreement until the Closing Date, Seller shall:

(a) not take any action, or omit to take any action, that is reasonably expected to result in Seller’s representations and warranties made herein being materially inaccurate at the time of the Closing;

(b) operate the Assets in the ordinary course of business consistent with its past practices and in a manner consistent with its current operations and in compliance in all material respects with Applicable Laws, provided (i) Seller will not cut or harvest timber from the Real Property other than harvest, prior to September 1, 2007 of currently active harvest sites pursuant to existing contracts identified on Schedule 2.1.6, (ii) cut or harvest any timber from the Real Property on or after September 1 2007, (iii) sell or dispose of any of the Real Property, or (iv) enter into any new easements, restrictions, contracts or supply commitments with respect to the Real Property without Buyer’s prior consent;

(c) subject to the other provisions of this Section 5.3, maintain the Assets in substantially their present condition, ordinary wear and tear and damage by casualty excepted;

(d) continue to conduct silvicultural and road maintenance activities consistent with Seller’s historical practices and its existing plans and budgets for the 2007 year; and

(e) not sell or dispose of any personal property included in the Assets.

5.4 Employees

Seller shall pay to each of its employees that is terminated in connection with the sale of the Assets all accrued salary or wages and all unused and accrued vacation pay in connection with each such employee’s employment by Seller prior to the Closing Date. Buyer does not assume any obligation or liability with respect to any of Seller’s employees. Seller shall remain solely responsible for any and all costs, expenses, liabilities and obligations related to the employment of such individuals by Seller.

5.5 Further Action

Each of the parties hereto shall execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

5.6 Confidentiality

This Agreement and its contents are intended to be confidential, and are not to be disclosed to or discussed with any third party, except as required by Applicable Law, specifically to fulfill any of the obligations of the parties under this Agreement, or as otherwise agreed by the parties in writing.

5.7 Post-Closing Access to Books and Records

(a) Seller will retain all books and records relating to the Assets and not transferred to Buyer for five (5) years after the Closing Date; provided that Seller may dispose of or permit the disposal of any such books and records after first giving sixty (60) days prior written notice to Buyer offering to surrender the same to Buyer at Buyer’s expense.

(b) From and after the Closing Date, Seller shall afford Buyer and its counsel, accountants and other authorized representatives, upon reasonable prior notice, reasonable access during normal business hours to the books and records of the Assets in connection with the preparation of any report required by any Governmental Authority, the preparation of any Tax return required to be filed by Buyer or otherwise (but so as not to unduly disrupt the normal course of operations of Seller), including preparing or defending any Tax return and any interim or annual report or other accounting statements, or to obtain information necessary to administer the Assumed Contracts, Permits, Real Property Leases or other agreements included in the Permitted Exceptions.

(c) From and after the Closing Date, Buyer shall afford Seller and its counsel, accountants and other authorized representatives, upon reasonable prior notice, reasonable access during normal business hours to the books and records of the Assets in connection with the preparation of any report required by any Governmental Authority, the preparation of any tax return required to be filed by Seller or otherwise (but so as not to unduly disrupt the normal course of operations of Buyer), including preparing or defending any tax return and any interim or annual report or other accounting statements.

5.8 COBRA

Without in any way limiting the scope of the indemnity in Section 8.3, Seller will provide continuation of coverage under any group health plan maintained at any time by Seller as required by federal law pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (commonly known as “COBRA”), or any state law of comparable import, to any individual who was entitled to such coverage before the Closing and any individual who becomes entitled to such coverage on account of loss of Seller group health plan coverage in connection with this transaction, for the duration of such entitlement.

5.9 Changed Conditions

If, at any time, Seller discovers that one or more of the representations or warranties set forth herein or one of the conditions referenced in the representations or warranties is not accurate or has changed after the execution hereof through no fault of Seller (a change caused by Seller is to be deemed a breach of this Agreement by Seller if the change results in a Material Adverse Affect with respect to the Assets), Seller shall immediately inform Buyer, in writing, of such discovery. If the changed representation, warranty, or condition referenced therein cannot be cured by Seller within a reasonable time after the date of discovery but prior to the Closing, Seller shall provide written notice to Buyer within three (3) days of discovery that it cannot so cure the condition, in which event Buyer, at its option, may terminate this Agreement by giving written notice of termination to Seller and the Escrow Agent within seven (7) days after receipt of the notice from Seller, unless within such seven (7) day period Seller and Buyer mutually agree upon an adjustment in the Purchase Price with respect to such change. If Buyer so elects to terminate, the Deposit, with accrued interest thereon, shall thereafter immediately be returned by the Escrow Agent to Buyer. In the event that the changed representation, warranty, or condition referenced therein can be corrected within a reasonable time after the date of discovery by Seller but prior to the Closing, Buyer shall not have the right to terminate this Agreement pursuant to this Section 5.9 so long as Seller diligently proceeds to correct such changed representation, warranty, or condition referenced therein within a reasonable time and prior to the Closing. In the event that Seller has not completed the correction of any such changed representation, warranty, or condition prior to the Closing, Buyer shall have all rights and remedies available at law and in equity to enforce such obligation of Seller, including, without limitation, the right to sue Seller for specific performance. Buyer’s remedies pursuant to the preceding sentence shall survive the Closing.

ARTICLE VI

CONDITIONS TO CLOSING

6.1 Conditions to Obligations of Seller

The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) Accuracy of Buyer’s Representations and Warranties; Buyer’s Performance. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (in the case of any representation or warranty without any materiality qualification) or shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) as of the Closing, with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date (in which case those representations and warranties shall be true and correct as of such date), and all the covenants contained in this Agreement to be complied with by Buyer on or before the Closing shall have been complied with in all material respects. Seller shall have received a certificate of Buyer to such effect signed by an officer thereof.

(b) No Injunction or Litigation. As of the Closing Date, there shall not be any claim or judgment pending or threatened in writing by any third party or before any Governmental Authority that questions or challenges the lawfulness of the transactions contemplated by this Agreement under any law or regulation or seeks to delay, restrain or prevent such transactions.

(c) Transfer Documents. Buyer shall have delivered to Seller the documents and instruments set forth in Section 2.6(c).

(d) Other Agreements. Buyer shall not be in material default under any other agreement between Seller and Buyer relating to the purchase and sale of real property.

6.2 Conditions to Obligations of Buyer

The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) Accuracy of Seller’s Representations and Warranties; Seller’s Performance. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects (in the case of any representation or warranty without any materiality qualification) or shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) as of the Closing Date, with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date (in which case those representations and warranties shall be true and correct as of such date), and all the covenants contained in this Agreement to be complied with by Seller on or before the Closing shall have been complied with in all material respects. Buyer shall have received a certificate of Seller to such effect signed by an officer thereof.

(b) Consents. All material consents, authorizations and approvals necessary to the transfer or assignment to Buyer of the agreements and Permits listed on Schedule 6.2 shall have been obtained.

(c) No Injunction or Litigation. As of the Closing Date, there shall not be any claim or judgment pending or threatened in writing by any third party or before any Governmental Authority that questions or challenges the lawfulness of the transactions contemplated by this Agreement under any law or regulation or seeks to delay, restrain or prevent such transactions.

(d) Title Policy. The Escrow Agent shall have irrevocably committed to issue the Title Policy.

(e) Transfer Documents. Seller shall have delivered to Buyer the documents and instruments set forth in Section 2.6(b).

(f) Other Agreements. Seller shall not be in material default under any other agreement between Seller and Buyer relating to the purchase and sale of real property.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination

This Agreement may be terminated upon written notice given at any time prior to the Closing:

(a) by the mutual written consent of Buyer and Seller;

(b) by Buyer or Seller, if the Closing shall not have occurred prior to January 17, 2008 (as such date may be extended pursuant to Section 10.3(c)), provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement, or any other agreement between Buyer and Seller relating to the purchase and sale of real property, shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date; or

(c) By Seller, upon Seller’s termination due to default of any other real estate purchase agreement pursuant to which Buyer agreed to purchase real property from Seller.

7.2 Effect of Termination

Termination of this Agreement shall not relieve Buyer of its obligations under Section 5.1. In the event of termination of this Agreement by mutual agreement pursuant to Section 7.1(a) or by Buyer pursuant to Section 7.1(b), Buyer shall be entitled to obtain a return of the Deposit plus accrued interest. In addition, in the event of termination of this Agreement by Buyer pursuant to Section 7.1b), Buyer may (i) seek specific performance of this Agreement, and (ii) exercise all other remedies in law or at equity.

In the event of termination of this Agreement by Seller pursuant to Section 7.1(b) or (c), Seller shall be entitled, as its sole and exclusive remedy, to collect and retain the Deposit as liquidated damages. The right to payment of such amount shall be Seller’s sole and exclusive remedy for such breach by Buyer. Buyer and Seller each acknowledge and agree that in the event Buyer shall wrongfully refuse to consummate the purchase transactions contemplated hereby, it would be extremely difficult or impractical to determine the actual damages to Seller. The parties acknowledge the payment amount determined hereunder has been agreed upon, after negotiation, as the parties’ reasonable estimate of Seller’s damages and as Seller’s exclusive remedy against Buyer, at law or in equity, in the event of such a breach by Buyer.

ARTICLE VIII

INDEMNIFICATION

8.1 Survival

Subject to the limitations and other provisions of this Article VIII, the representations and warranties of the parties contained herein shall survive the execution and delivery of this Agreement and remain in full force and effect, but only to the extent specified below:

(a) except as set forth in clauses (b) and (c) below, the representations and warranties contained in Articles III and IV shall survive for a period of two (2) years following the Closing Date;

(b) the representations and warranties contained in Section 3.9 shall survive for a period of five (5) years following the Closing Date; and

(c) the representations and warranties contained in Sections 3.1, 3.2, 3.4, 3.6, 4.1 and 4.2 shall survive without limitation.

8.2 Indemnification by Buyer

From and after the Closing Date, Buyer shall, subject to the other terms and conditions of this Article VIII, indemnify, defend and hold Seller, its Affiliates and any of its respective agents, employees, officers and directors harmless from any and all claims, actions, demands, liabilities, losses, fines, costs, expenses (including reasonable attorneys’ fees) of and damages, whether or not resulting from third-party claims, (collectively, “Losses”) to Seller, arising out of or with respect to:

(a) any breach of any representation or warranty of Buyer in this Agreement;

(b) any failure of Buyer to perform any covenant or agreement hereunder.

(c) any failure of Buyer or Buyer’s Affiliates, as applicable, to perform the Assumed Liabilities.

For the purposes of determining Losses, all “Material Adverse Effect” qualifications and other qualifications based on the word material or similar phrases shall be disregarded.

No claim may be made against Buyer for indemnification pursuant to Section 8.2(a) with respect to any individual item of Loss unless the aggregate of all Losses of Seller with respect to Section 8.2(a) exceeds $250,000, in which case Seller shall be entitled to seek compensation for the aggregate of all Losses in excess of such $250,000 aggregate deductible, provided, in no event shall Seller be entitled to indemnification pursuant to Section 8.2(a) in excess of $7,500,000.

8.3 Indemnification by Seller

From and after the Closing Date, Seller shall, subject to the other terms and conditions of this Article VIII, indemnify, defend and hold Buyer, its Affiliates and any of its respective agents, employees, officers and directors harmless from any Losses to Buyer, arising out of or with respect to:

(a) any breach of any representation or warranty of Seller;

(b) any failure of Seller to perform any covenant or agreement hereunder;

(c) any Retained Liabilities or Excluded Assets; and

(d) any and all liabilities, claims and causes of action arising out of or in any way pertaining to any Employee Benefit Plan maintained by or contributed to by Seller before the Closing.

For the purposes of determining Losses, all “Material Adverse Effect” qualifications and other qualifications based on the word material or similar phrases shall be disregarded.

No claim may be made against Seller for indemnification pursuant to Section 8.3(a) with respect to any individual item of Loss unless the aggregate of all Losses of Buyer with respect to Section 8.3(a) exceeds $250,000, in which case Buyer shall be entitled to seek compensation for the aggregate of all Losses in excess of such $250,000 aggregate deductible, provided, in no event shall Buyer be entitled to indemnification pursuant to Section 8.3(a) in excess of $7,500,000.

8.4 Provisions Governing Claims

(a) Anything in Section 8.1 to the contrary notwithstanding, no claim may be asserted nor any action commenced against Buyer or Seller for breach of any representation or warranty contained herein, unless written notice of such claim or action is received by Buyer or Seller, as the case may be, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date, if any, on which the representation or warranty on which such claim or action is based ceases to survive as set forth in Section 8.1, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.

(b) Each party entitled to indemnification under this Article VIII (an “Indemnified Party”) agrees to give the party bearing the related indemnification obligation hereunder (the “Indemnifying Party”) prompt written notice of any claim, assertion, event or proceeding by or in respect of a third party of which the Indemnified Party has knowledge concerning any Loss as to which it may request indemnification hereunder, provided that the failure to provide such notice shall not relieve the Indemnifying Party of its obligations under this Agreement unless, and then only to the extent that, the Indemnifying Party is materially prejudiced by such failure. The Indemnifying Party shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such claim or proceeding at its own expense (provided that the prior written consent of the Indemnified Party shall be required if any settlement would impose any obligations on the Indemnified Party, or not result in a full release of the Indemnified Party from such claim or proceeding). If the Indemnifying Party elects to assume the defense of any such claim or proceeding, the Indemnified Party may participate in such defense, but in such case the expenses of the Indemnified Party shall be paid by the Indemnified Party. The Indemnified Party shall provide the Indemnifying Party with access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with the

Indemnifying Party in the defense or settlement thereof. If the Indemnifying Party elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Party consents in writing to such payment (which consent shall not be unreasonably withheld or delayed) or unless the Indemnifying Party, subject to the last sentence of this Section 8.4(b), withdraws from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such liability. If the Indemnifying Party shall fail to defend or, if after commencing or undertaking any such defense, shall fail to prosecute or shall withdraw from such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Party’s expense (which shall be reimbursed from time to time on demand from the Indemnified Party); provided, that the Indemnified Party shall not settle such claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

(c) In the case that an Indemnifying Party objects in writing to any claim made under this Article VIII within 30 days after receiving a notice for indemnification pursuant to Section 8.4(a), the Indemnifying Party and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties with respect to the claim. If such parties agree to a resolution of the claim, the parties will set forth their agreement in writing and any agreed upon payment shall be made promptly. If the Indemnified Party and Indemnifying Party cannot agree to a resolution of the claim, the parties agree to discuss in good faith submitting to mediation prior to seeking other remedies; provided that nothing in this Section 8.4(c) shall limit any party’s remedies under this Agreement if the parties cannot reach agreement regarding such mediation .

8.5 Exclusivity

In the absence of fraud, and except for the remedies available for a failure of a party to close the transaction contemplated by this Agreement, the indemnification provisions set forth in this Article VIII shall provide the exclusive remedy for breach of any covenant, agreement, representation or warranty set forth in this Agreement. Nothing herein shall limit Buyer’s rights under the deeds delivered at the Closing.

ARTICLE IX

SECTION 1031 EXCHANGE

9.1 Any party to this Agreement may structure its acquisition or disposition of the Assets, in whole or in part, as a like-kind exchange pursuant to Section 1031 of the Code, and Treasury Regulations thereunder, or as a reverse like-kind exchange under Revenue Procedure 2000-37 (a “LKE”). If any party to this Agreement elects to do a LKE (“Taxpayer”), the other party (“Cooperating Party”) shall reasonably cooperate in connection with Taxpayer’s LKE. Such cooperation shall require one or more of the following, at Taxpayer’s request: (i) execution by the Cooperating Party or its assignee, if any, prior to the transfer of the Assets, of an assignment of rights under this Agreement to Taxpayer’s qualified intermediary (“QI”) for a deferred exchange, or an Assignment of this Agreement for a reverse exchange to Taxpayer’s exchange accommodation titleholder (“EAT”); (ii) transferring title to the Assets to Taxpayer’s QI or EAT; and (iii) preparation of any escrow, closing or settlement documents to add Taxpayer’s QI or EAT.

9.2 In connection with Taxpayer’s LKE: (i) the Cooperating Party shall not be obligated to pay any additional expense, acquire title to any other property than the Assets, or incur any liability to any third party with respect to Taxpayer’s LKE; (ii) Taxpayer will be responsible for preparing any documentation in connection with the LKE; (iii) Taxpayer shall indemnify the Cooperating Party from any liability or expense directly associated with the LKE; and (iv) all representations, warranties, duties and obligations of the parties to each other, if any, shall remain in full force and effect, and shall not be affected by the LKE. In any dispute concerning the Assets or this Agreement, the parties shall have recourse to one another to the extent provided by this Agreement, and Taxpayer’s QI or EAT shall not be named or joined as a party to said dispute.

ARTICLE X

GENERAL PROVISIONS

10.1 Expenses

Unless otherwise indicated in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

10.2 Notices

All notices, requests, demands, consents, approvals, declarations and other communications required by this Agreement shall be in writing and shall be deemed delivered (a) if given by facsimile, when transmitted and the appropriate telephonic confirmation received, (b) if given by first-class air mail (certified and return-receipt requested), when delivered, (c) if given personally, when received, and (d) if given by an internationally recognized overnight courier, when received or personally delivered, in each case, with all charges prepaid and addressed as follows, or to such other address as any party shall specify in a notice delivered to all other parties in accordance with this Section 10.2:

(a)	if to Buyer:

Pamela Mull

Vice President and General Counsel

Potlatch Corporation

601 W First Avenue, Suite 1600

Spokane, WA 99201

Facsimile: 509-835-1561

and

Bill DeReu

Vice President, Land Sales and Development

Potlatch Corporation

601 W First Avenue, Suite 1600

Spokane, WA 99201

Facsimile: 509-835-1561

with a copy to:

Stoel Rives LLP

900 SW Fifth Avenue, Suite 2600

Portland, OR 97201

Attention: Mark A. Norby

Facsimile: 503-294-9441

(b)	if to Seller:

Western Pacific Timber, LLC

101 South Capital Boulevard, Suite 1601

Boise, Idaho 83702

Attention: Timothy Blixseth c/o Andy Hawes

Facsimile: 208-947-0980

with a copy to:

Timothy Blixseth

c/o Mike Doyle and

The Blixseth Group, Inc.

1000 Second Avenue, 30th Floor

Seattle, WA 98104

Facsimile: 206-386-7343

10.3 Risk of Loss

(a) Condemnation. If between the date hereof and the Closing, one-half of one percent ( 1/2%) or more in acreage of the Real Property, is taken by eminent domain, or deed in lieu thereof is executed, Buyer may, within fifteen (15) days after receiving notice of such taking, elect by notice to Seller to terminate this Agreement. If Buyer does not timely elect to terminate this Agreement, the Purchase Price will not be reduced, and Seller shall at the Closing pay over to Buyer all proceeds received by Seller with respect to the taking less the reasonable costs incurred by Seller in procuring such proceeds or awards, and assign to Buyer all right to receive proceeds of the taking not yet received by Seller.

(b) Casualty Loss. Seller shall bear the risk of loss or damage to the Assets by fire or any other casualty from the date hereof through the Closing. If a loss or damage to the Assets in excess of $250,000 resulting from a fire or casualty occurs after the date hereof and prior to the Closing, Buyer may eliminate the Assets affected by the casualty (the “Affected Assets”) from the transaction, in which event the Purchase Price shall be reduced by the fair market value of the

Affected Assets determined pursuant to the procedure set forth in Section 10.3(c) below. If Buyer does not so elect to eliminate the Affected Assets from this transaction, the Purchase Price shall be reduced by the diminution in the fair market value of the Affected Assets by reason of the casualty determined pursuant to Section 10.3(c). From and after the Closing, risk of loss shall pass to Buyer and Buyer assumes all hazards of damage to or destruction of the Assets, and of the taking of the Assets or any part thereof for public use; and agrees that no such damage, destruction or taking shall constitute a failure of consideration.

(c) Price Reduction/Determination of Amount of Damage. In the event of loss or damage to the Assets by casualty after the date hereof and prior to the Closing, or the elimination of an Affected Parcel from the transaction pursuant to Section 2.8(b), the parties shall attempt in good faith to determine the fair market value of the loss or damage, or the fair market value of the Affected Assets or Affected Parcel, as the case may be, within twenty (20) days after Buyer receives written notice of the casualty or, in the case of an elimination of an Affected Parcel, pursuant to Section 2.8(b), within twenty (20) days after elimination of the Affected Parcel from transaction. If within such twenty (20) day period the parties are unable to agree on such fair market value, then Seller and Buyer will each appoint an independent consultant with experience in valuing assets similar to those which were damaged or eliminated from this transaction, and such two consultants will in turn select a third independent consultant with similar qualifications to act with them in a panel to determine the fair market value. The panel of consultants will reach a binding decision within twenty (20) days of the selection of the third consultant, and the decision of the panel of consultants as to the reduction of the Purchase Price will be final. If the selection of the second or third consultant is not made within five (5) days of selection of the prior consultant, either party may apply to the presiding judge of the 4th Judicial District Court for Ada County, Idaho for approval of the required consultant. Seller and Buyer will each bear the cost of its respective consultant and one-half (1/2) of the cost of the third consultant. The Closing Date and the termination date specified in Section 7.1(b) will be extended to the extent necessary to permit the final decision of the panel of consultants but no more than sixty (60) days.

10.4 Public Announcements

Except as and to the extent required by law or rules of securities exchanges, without the prior written consent of the other party (which shall not be unreasonably withheld or delayed), no party to this Agreement shall, and each shall direct its representatives not to, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of, a possible transaction between the parties or any of the terms, conditions or other aspects of the transaction proposed in this Agreement.

10.5 Headings

The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10.6 Entire Agreement

This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof. The Schedules and Exhibits identified in this Agreement are incorporated herein by reference and made part hereof.

10.7 Assignment

Buyer may assign this Agreement, in whole or in part, to a Buyer’s Affiliate, provided that the assignment shall not release Buyer from its obligations under this Agreement, and Buyer shall remain fully obligated to performs its obligations following an assignment to a Buyer’s Affiliate. Except as otherwise provided in the preceding sentence and in Article IX, no party shall assign its rights or obligations under this Agreement without the prior written consent of the other party. Subject to the foregoing limitations, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives and permitted assigns.

10.8 No Third-Party Beneficiaries

This Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.9 Amendment; Waiver

This Agreement may not be amended or modified except by an instrument in writing duly executed by Buyer and Seller. Waiver of any term or condition of this Agreement shall only be effective if in writing, duly executed by the party to be bound thereby, and shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

10.10 Governing Law; Jurisdiction and Venue

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Idaho.

10.11 Counterparts; Facsimile Signatures

This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The parties agree that for purposes of this Agreement and the other documents, agreements, and certificates defined in connection with the transactions contemplated hereby, delivery via facsimile or other electronic transmission of an executed signature page to this Agreement, such document, agreement or certificate shall be as effective as delivery of a manually signed signature page to this Agreement, such document, agreement or certificate.

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be duly executed as of the date first written above.

SELLER:	WESTERN PACIFIC TIMBER, LLC
an Oregon limited liability company

	By:	/s/ Tim Blixseth
	Its:	Manager

BUYER:	POTLATCH FOREST HOLDINGS, INC.
a Delaware corporation

	By:	/s/ William R. DeReu
	Its:	Vice President, Real Estate

EXHIBIT A

Allocation of Purchase Price

(Dollars in thousands)

Valley County	$1,385,230
Boise County	$4,249,990
Adams County	$46,411,050

Exhibit A Page 1

SCHEDULE 2.1.1

Real Property Description

The following described real property located in Adams County and Valley County, Idaho:

Adams County

Township 17 North, Range 2 East, Boise Meridian, Adams County, Idaho

Section 3:	Lots 3 and 4, S1/2NW1/4, SW1/4 and all that part of the W1/2E1/2 lying within the boundaries of Adams County (RP17N02E030800A)

Section 4:	All of said Section–(RP17N02E040001A)

Section 5:	Lots 1, 2 and 3, S1/2NE1/4, SE1/4NW1/4 and the S1/2SE1/4–(RP17N02E050001A)

Section 8:	N1/2NE1/4–(RP17N02E080001A)

Section 9:	All of said Section–(RP17N02E090001A)

Section 10:	NW1/4, N1/2SW1/4, SW1/4SW1/4 and all that part of the NE1/4 and the N1/2SE1/4 lying within the boundaries of Adams County–(RP17N02E102400A)

Section 15:	N1/2NW1/4 and the SW1/4NW1/4–(RP17N02E152400A)

Township 18 North, Range 1 East, Boise Meridian, Adams County, Idaho

Section 1:	E1/2SW1/4, SE1/4 (RP18N01E014800A)

Section 2:	W1/2SW1/4, Lot 5 (RP18N01E025400A)

EXCEPTING FROM LOT 5 the following parcel owned by the State of Idaho, known as Lot 6 as shown in Book 2 Final Receipts page 34 – RP18N01E024200A.

Section 3:	All of said Section (RP18N01E030001A)

Section 4:	All of said Section (RP18N01E040001A)

Section 5:	All of said Section (RP18N01E050001A)

Section 6:	N1/2 EXCEPTING THEREFROM the right-of-way of the Union Pacific Railroad nka Friends of the Weiser River Trail (RP18N01E060001A)

Section 9:	E1/2 (RP18N01E090001A)

Section 10:	All of said Section (RP18N01E100001A)

Section 11:	S1/2NE1/4, W1/2, SE1/4 (RP18N01E110300A)

Section 12:	NE1/4, NE1/4NW1/4, S1/2NW1/4, S1/2 (RP18N01E120001A)

Section 13:	All of said Section (RP18N01E130001A)

Section 14:	All of said Section (RP18N01E140001A)

Section 15:	All of said Section (RP18N01E150001A)

Section 22:	SE1/4 (RP18N01E227200A)

Section 23:	N1/2NE1/4, SE1/4NE1/4, NE1/4NW1/4, W1/2NW1/4, NE1/4SE1/4, SW1/4SE1/4 (RP18N01E230001A)

Section 24:	All of said Section (RP18N01E240001A)

Section 25:	All of said Section (RP18N01E250001A)

Section 26:	NW1/4NE1/4 (RP18N01E260600A)

Township 18 North, Range 2 East, Boise Meridian, Adams County, Idaho

Section 2:	Lots 3-4, S1/2NW1/4, SW1/4 (RP18N02E022400A) W1/2SE1/4 (RP18N02E027950A)

EXCEPTING THEREFROM a parcel of land situated in the SE1/4 more particularly described as follows:

Commencing at a brass cap marking the Section corner common to Sections 1, 2, 11 and 12, T18NR2EBM, Adams County, Idaho, the Real Point of Beginning;

Thence N 89° 46’49” W 1627.69 feet along the line common to said Sections 2 and 11 to the centerline of an abandoned railroad grade;

Schedule 2.1.1 Page 1 of 9

Thence 183.09 feet along a non-tangent curve to the left whose long chord bears N 46° 49’36” W 182.06 feet, and radius is 500 feet and delta angle is 20° 58’48” along said railroad grade;

Thence N 57° 19’00” W 158.20 feet along said railroad grade;

Thence 124.13 feet along a curve to the right whose radius is 331.07 feet and delta angle is 21° 29’00” along said railroad grade;

Thence 125.52 feet along a curve to the left whose radius is 1348.44 feet and delta angle is 05° 20’00” along said railroad grade;

Thence 105.13 feet along a curve to the right whose radius is 860.51 feet and delta angle is 07° 00’00” along said railroad grade;

Thence N 34° 10’00” W 310.51 feet along said railroad grade;

Thence 199.84 feet along a curve to the right whose radius is 600.00 feet and delta angle is 19° 05’00” along said railroad grade;

Thence N 15° 05’00” W 364.02 feet along said railroad grade;

Thence 61.09 feet along a curve to the right whose radius is 3,000 feet and delta angle is 01° 10’00” along said railroad grade;

Thence N 13° 55’00” W 211.77 feet along said railroad grade;

Thence 61.09 feet along a curve to the left whose radius is 1,500 feet and delta angle is 02° 20’00” along said railroad grade;

Thence N 16° 15’00” W 214.58 feet along said railroad grade to the centerline of existing Fish Lake Road;

Thence 100.92 feet along a non-tangent curve to the right whose long chord bears S 48° 41’30” E 100.86 feet and radius is 840.00 feet and delta angle is 06° 53’02” along said Fish Lake Road centerline;

Thence S 45° 15’00” E 46.75 feet along said Fish Lake Road centerline to its intersection with a North-South road;

Thence N 00° 40’00” E 79.09 feet along said road centerline;

Thence 100.36 feet along a curve to the right whose radius is 1,000 feet and delta angle is 05° 45’00” along said road centerline;

Thence N 06° 25’00” E 109.64 feet along said road centerline;

Thence 223.98 feet along a curve to the right whose radius is 700.00 feet and delta angle is 18° 20’00” along said road centerline;

Thence N 24° 45’00” E 97.19 feet along said road’s centerline;

Thence 119.12 feet along a curve to the left whose radius is 700.00 feet and delta angle is 09° 45’00” along said road centerline;

Thence N 15° 00’00” E 265.65 feet along said road centerline to its intersection with the East-West center section line of said Section 2;

Thence S 89° 37’57” E 2253.26 feet to a brass cap marking the 1/4 corner common to said Sections 1 and 2;

Thence S 00° 36’49” E 2647.23 feet to the Real Point of Beginning.

TOGETHER WITH AND SUBJECT TO THE FOLLOWING TWO EASEMENTS

A 70-foot-wide access easement situate in the SE1/4 of Section 2, Township 18 North, Range 2 East, Boise Meridian, Adams County, Idaho, being 35.00 feet on each side of the following described center line:

Commencing at a brass cap marking the section corner common to Sections 1,2,11 and 12, T18NR2EBM, the REAL POINT OF BEGINNING;

Thence N 89° 46’49” W., 1,627.69 feet along the line common to said Sections 2 and 11 to the center line of an abandoned railroad grade;

Schedule 2.1.1 Page 2 of 9

Thence 183.09 feet along a nontangent curve to the left whose long chord bears N 46° 49’36” W., 182.06 feet, and radius is 500.00 feet and delta angle is 20° 58’48” along said railroad grade;

Thence N 57° 19’00” W., 158.20 feet along said railroad grade;

Thence 124.13 feet along a curve to the right whose radius is 331.07 feet and delta angle is 21° 29’00” along said railroad grade;

Thence 125.52 feet along a curve to the left whose radius is 1,348.44 feet and delta angle is 5° 20’00” along said railroad grade;

Thence 105.13 feet along a curve to the right whose radius is 860.51 feet and delta angle is 7° 00’00” along said railroad grade;

Thence N 34° 10’00” W., 310.51 feet along said railroad grade;

Thence 199.84 feet along a curve to the right whose radius is 600.00 feet and delta angle is 19° 05’00” along said railroad grade;

Thence N 15° 05’00” W., 364.02 feet along said railroad grade;

Thence 61.09 feet along a curve to the right whose radius is 3,000.00 feet and delta angle is 1° 10’00” along said railroad grade;

Thence N 13° 55’00” W., 211.77 feet along said railroad grade;

Thence 61.09 feet along a curve to the left whose radius is 1,500.00 feet and delta angle is 2° 20’00” along said railroad grade;

Thence N 16° 15’00” W., 214.58 feet along said railroad grade to the center line of existing Fish Lake Road;

Thence 100.92 feet along a nontangent curve to the right whose long chord bears S 48° 41’30” E., 100.86 feet and radius is 840.00 feet and delta angle is 6° 53’02” along said Fish Lake Road center line;

Thence S 45° 15’00” E., 46.75 feet along said Fish Lake Road center line to its intersection with a North-South road;

Thence N 0° 40’00” E., 79.09 feet along said road center line;

Thence 100.36 feet along a curve to the right whose radius is 1,000.00 feet and delta angle is 5° 45’00” along said road center line;

Thence N 6° 25’00” E., 109.64 feet along said road center line;

Thence 223.98 feet along a curve to the right whose radius is 700.00 feet and delta angle is 18° 20’00” along said road center line;

Thence N 24° 45’00” E., 97.19 feet along said road center line;

Thence 119.12 feet along a curve to the left whose radius is 700.00 feet and delta angle is 9° 45’00” along said road center line;

Thence N 15° 00’00” E., 265.65 feet along said road center line to its intersection with the East-West center section line of said Section 2, the POINT OF ENDING.

AND ALSO

A 70-foot-wide access easement situate in the SE1/4 of Section 2, Township 18 North, Range 2 East, Boise Meridian, Adams County, Idaho, being 35.00 feet on each side of the following described center line:

Commencing at a brass cap marking the section corner common to Sections 1,2,11 and 12, T18NR2EBM;

Thence N 89° 46’49” W., 1,627.69 feet along the line common to said Sections 2 and 11 to the center line of an abandoned railroad grade;

Thence 183.09 feet along a nontangent curve to the left whose long chord bears N 46° 49’36” W., 182.06 feet, and radius is 500.00 feet and delta angle is 20° 58’48” along said railroad grade;

Schedule 2.1.1 Page 3 of 9

Thence N 57° 19’00” W., 158.20 feet along said railroad grade;

Thence 124.13 feet along a curve to the right whose radius is 331.07 feet and delta angle is 21° 29’00” along said railroad grade;

Thence 125.52 feet along a curve to the left whose radius is 1,348.44 feet and delta angle is 5° 20’00” along said railroad grade;

Thence 105.13 feet along a curve to the right whose radius is 860.51 feet and delta angle is 7° 00’00” along said railroad grade;

Thence N 34° 10’00” W., 310.51 feet along said railroad grade;

Thence 199.84 feet along a curve to the right whose radius is 600.00 feet and delta angle is 19° 05’00” along said railroad grade;

Thence N 15° 05’00” W., 364.02 feet along said railroad grade;

Thence 61.09 feet along a curve to the right whose radius is 3,000.00 feet and delta angle is 1° 10’00” along said railroad grade;

Thence N 13° 55’00” W., 211.77 feet along said railroad grade;

Thence 61.09 feet along a curve to the left whose radius is 1,500.00 feet and delta angle is 2° 20’00” along said railroad grade;

Thence N 16° 15’00” W., 214.58 feet along said railroad grade to the center line of existing Fish Lake Road, THE POINT OF BEGINNING;

Thence 100.92 feet along a nontangent curve to the right whose long chord bears S 48° 41’30” E., 100.86 feet and radius is 840.00 feet and delta angle is 6° 53’02” along said Fish Lake Road center line;

Thence S 45° 15’00” E., 46.75 feet along said Fish Lake Road center line to its intersection with a North-South road;

Thence continuing S 45° 15’00” E., 50.04 feet along said Fish Lake Road;

Thence 118.68 feet along a curve to the right whose radius is 320 feet and delta angle is 21° 15’ along said Fish Lake Road;

Thence S 24° 00’ E., 162.34 feet along said Fish Lake Road;

Thence 156.38 feet along a curve to the left whose radius is 320 feet and delta angle is 28° 00’00” along said Fish Lake Road;

Thence S 52° 00’E., 577.59 feet along said Fish Lake Road;

Thence 223.05 feet along a curve to the left whose radius is 135.00 feet and delta angle is 94° 40’00” along said Fish Lake Road;

Thence N 33° 20’00” E., 1,682.46 feet along said Fish Lake Road;

Thence 512.65 feet along a curve to the right whose radius is 515.00 feet and delta angle is 57° 02’03” along said Fish Lake Road;

Thence S 89° 37’57” E., 209.67 feet along said Fish Lake Road to its intersection with the East line of said Section 2, THE POINT OF ENDING.

Section 3:	All of said Section (RP18N02E030001A)

Section 7:	W1/2NE1/4, W1/2, W1/2SE1/4 (RP18N02E070600A)

Section 10:	All of said Section (RP18N02E100001A)

Section 11:	All of said Section (RP18N02E110001A)

Section 12:	All of the W1/2 and NW1/4NE1/4 of said Section lying in Adams County (RP18N02E1234000A)

Section 13:	All of the NW1/4 of said Section lying in Adams County (RP18N02E133000A)

EXCEPTING FROM SAID SECTIONS 11, 12 AND 13:

All that portion of Sections 11, 12 and 13 lying within Adams County, and lying East of the right-of-way of that certain Boise Cascade Road known as Rock Flat Road more particularly described as follows:

Starting at the Section corner common to Sections 1, 2, 11, and 12, T18NR2EBM;

Thence N 90° W a distance of 1565.5 feet to a point;

Thence S 18° E a distance of 94.7 feet to a point;

Schedule 2.1.1 Page 4 of 9

Thence S 31° E a distance of 223.1 feet to a point;

Thence S 35° E a distance of 360.6 feet to a point;

Thence S 39° E a distance of 246.3 feet to a point;

Thence S 47° E a distance of 296.7 feet to a point;

Thence S 38° E a distance of 249.5 feet to a point;

Thence S 38° E a distance of 263.6 feet to a point;

Thence S 33° E a distance of 112.0 feet to a point;

Thence S 24° E a distance of 401.8 feet to a point;

Thence S 23° E a distance of 542.0 feet to a point;

Thence S 23° E a distance of 684.8 feet to a point;

Thence S 22° E a distance of 240.8 feet to a point;

Thence S 23° E a distance of 374.1 feet to a point;

Thence S 24° E a distance of 175.4 feet to a point;

Thence S 15° E a distance of 295.9 feet to a point;

Thence S 01° E a distance of 138.0 feet to a point;

Thence S 07° W a distance of 288.5 feet to a point;

Thence S 18° E a distance of 383.4 feet to a point;

Thence S 03° E a distance of 147.3 feet to a point;

Thence S 06° W a distance of 103.4 feet to a point;

Thence S 09° E a distance of 177.9 feet to a point;

Thence S 10° W a distance of 152.0 feet to a point;

Thence S 12° W a distance of 372.9 feet to a point;

Thence S 06° W a distance of 120.4 feet to a point;

Thence S 15° W a distance of 101.1 feet to a point;

Thence S 31° W a distance of 160.6 feet to a point;

Thence S 07° E a distance of 196.7 feet to a point;

Thence S 03° W a distance of 199.5 feet to a point;

Thence S 13° E a distance of 204.7 feet to a point;

Thence S 07° E a distance of 123.5 feet to a point ending at the Adams/Valley County line.

Section 14:	All of said Section lying in Adams County (RP18N02E140001A)

Section 15:	All of said Section (RP18N02E150001A)

Section 16:	All of said Section excepting a tract in the N1/2N1/2NE1/4 more particularly described as follows:

Beginning at the quarter corner common to Sections 9 and 16 in T18NR2EBM;

Thence E 451.50 feet along the Section line bearing S 89° 53’ E to the Real Point of Beginning;

Thence S 28° 40’ E a distance of 512.50 feet;

Thence N 74° 23’ E a distance of 551.20 feet;

Thence S 74° 33’ E a distance of 364.80 feet;

Thence N 36° 49’ E a distance of 98.42 feet;

Thence N 63° 59’ E a distance of 128.30 feet;

Thence S 83° 55’ E a distance of 154.19 feet;

Thence N 59° 20’ E a distance of 542.62 feet to the intersection of the Section line common to Sections 9 and 16, T18NR2EBM;

Thence N 89° 53’ W a distance of 1924.51 feet to the Real Point of Beginning; (RP18N02E160300A)

Section 17:	All of said Section (RP18N02E170001A)

Section 18:	All of said Section (RP18N02E180001A)

Section 19:	All of said Section (RP18N02E190001A)

Section 20:	All of said Section (RP18N02E200001A)

Schedule 2.1.1 Page 5 of 9

Section 21:	N1/2NE1/4, W1/2, NE1/4SE1/4, S1/2SE1/4 (RP18N02E210001A)

Section 22:	NE1/4, N1/2NW1/4, SE1/4NW1/4, SW1/4, all that part of the SE1/4 lying in Adams County (RP18N02E220001A)

Section 23:	All of the N1/2 and the W1/2SW1/4 of said Section lying in Adams County (RP18N02E232400A)

Section 27:	All that part of said Section lying in Adams County (RP18N02E270600A)

Section 28:	All of said Section (RP18N02E280001A)

Section 29:	All of said Section (RP18N02E290001A)

Section 30:	All of said Section (RP18N02E300001A)

Section 31:	NE1/4, E1/2NW1/4, E1/2SE1/4 (RP18N02E310001A)

Section 32:	All of said Section (RP18N02E320001A)

Section 33:	All of said Section (RP18N02E330001A)

Section 34:	W1/2, all that part of the W1/2E1/2 lying in Adams County (RP18N02E342400A)

Township 19 North, Range 1 East, Boise Meridian, Adams County, Idaho

Section 16:	S1/2, (RP19N01E160075A)

EXCEPTING THEREFROM all that part of the S1/2NE1/4 and N1/2SE1/4 lying South of the centerline of the old North and South Highway between Tamarack and New Meadows, Idaho, and North of the centerline of the Union Pacific Railroad.

ALSO EXCEPTING the right-of-way of the Union Pacific Railroad

Section 17:	SE1/4SE1/4 EXCEPTING THEREFROM the following parcel:

A parcel of land more particularly described as follows:

Commencing at the Southwest corner of said SE1/4SE1/4;

Thence N 00° 12’46” E 325.47 feet along the West boundary

Of said SE1/4SE1/4 to the Real Point of Beginning;

Thence N 00° 12’46” E 109.23 feet along said West boundary;

Thence S 53° 45’39” E 46.21 feet;

Thence S 24° 41’55” W 90.16 feet to the Real Point of Beginning;

ALSO EXCEPTING the right-of-way of the Union Pacific Railroad (RP19N01E179001A)

Section 20:	N1/2NE1/4, S1/2NE1/4, E1/2E1/2NW1/4, SE1/4, E1/2NE1/4SW1/4, S1/2SW1/4 (RP19N01E200002A)

EXCEPTING THEREFROM the following parcel:

A parcel of land located in the SE1/4SE1/4 of Section 17and the NE1/4 of Section 20 more particularly described as follows:

Commencing at the Northwest corner of the NE1/4NE1/4 of Section 20, T19NR1E, which is the Real Point of Beginning;

Thence N 89° 58’04” W 479.88 feet along the North boundary of said NE1/4;

Thence S 26° 48’38” E 228.91 feet;

Thence S 55° 32’56” E 259.24 feet;

Thence S 36° 16’37” E 431.93 feet;

Thence N 82° 30’47” E 179.01 feet;

Thence N 16° 52’57” W 396.09 feet;

Thence N 24° 39’04” W 326.27 feet to a point on the North boundary of said NE1/4;

Thence N 24° 39’04” W 45.37 feet to a point on the West Boundary of the SE1/4SE1/4 of Section 17, T19NR1E;

Thence S 00° 12’46” W 41.23 feet to the Real Point of Beginning.

Section 21:	All of said Section (RP19N01E210001A)

Section 28:	All of said Section (RP19N01E280001A)

Section 29:	All of said Section (RP19N01E290001A)

Section 30:	E1/2NE1/4, E1/2SE1/4 (RP19N01E300001A)

Schedule 2.1.1 Page 6 of 9

Section 31:	E1/2NE1/4, NE1/4SE1/4, S1/2SE1/4 (RP19N01E310001A)

Section 32:	All of said Section (RP19N01E320001A)

Section 33:	All of said Section (RP19N01E330001A)

Section 34:	All of said Section (RP19N01E340001A)

EXCEPTING FROM ALL OF THE ABOVE DESCRIBED PARCELS THE RIGHT OF WAY OF US HIGHWAY 95 AND ANY AND ALL ROAD RIGHTS-OF-WAY AS NOW ESTABLISHED.

Valley County

Real property in the County of Valley, State of Idaho, described as follows:

PARCEL 165

ALL SECTION 3 TOWNSHIP 17 NORTH, RANGE 2 EAST, OF THE BOISE MERIDIAN, VALLEY COUNTY, IDAHO, EXCEPTING THEREFROM: ANY PORTION OF SAID SECTION 3, LYING IN ADAMS COUNTY,

ALSO EXCEPTING: GOVERNMENT LOT 1, AND SOUTHEAST QUARTER OF THE NORTHEAST QUARTER, AND EAST HALF OF THE SOUTHEAST QUARTER OF SAID SECTION 3.

PARCEL 166

THE WEST HALF OF THE EAST HALF OF SECTION 10 TOWNSHIP 17 NORTH, RANGE 2 EAST, OF THE BOISE MERIDIAN, VALLEY COUNTY, IDAHO.

EXCEPTING THEREFROM: ANY PORTION LYING IN ADAMS COUNTY.

PARCEL 182

THE SOUTH HALF OF THE SOUTHWEST QUARTER IN SECTION 13 TOWNSHIP 18 NORTH, RANGE 2 EAST, BOISE MERIDIAN, VALLEY COUNTY, IDAHO.

PARCEL 183

EAST HALF OF THE EAST HALF, AND WEST HALF OF THE EAST HALF OF SECTION 14, TOWNSHIP 18 NORTH, RANGE 2 EAST OF THE BOISE MERIDIAN, VALLEY COUNTY, IDAHO.

EXCEPTING THEREFROM: ANY PORTION LYING WITHIN ADAMS COUNTY.

PARCEL 184

THE SOUTHEAST QUARTER OF THE SOUTHEAST QUARTER OF SECTION 22 TOWNSHIP 18 NORTH, RANGE 2 EAST, OF THE BOISE MERIDIAN, VALLEY COUNTY, IDAHO.

EXCEPTING THEREFROM: ANY PORTION LYING IN ADAMS COUNTY.

Schedule 2.1.1 Page 7 of 9

PARCEL 185

ALL OF SECTION 23 TOWNSHIP 18 NORTH, RANGE 2 EAST, OF THE BOISE MERIDIAN, VALLEY COUNTY, IDAHO.

PARCEL 186

THE NORTHWEST QUARTER, AND THE SOUTH HALF OF SECTION 24 TOWNSHIP 18 NORTH, RANGE 2 EAST OF THE BOISE MERIDIAN, VALLEY COUNTY, IDAHO.

EXCEPTING THEREFROM: A PARCEL OF LAND SITUATE IN THE SOUTHEAST QUARTER OF SECTION 24 TOWNSHIP 18 NORTH, RANGE 2 EAST, BOISE MERIDIAN, VALLEY COUNTY, IDAHO, MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCING AT A BRASS CAP MARKING THE QUARTER CORNER COMMON TO SECTION 24 TOWNSHIP 18 NORTH, RANGE 2 EAST, AND SECTION 19 TOWNSHIP 18 NORTH, RANGE 3 EAST, BOISE MERIDIAN, VALLEY COUNTY, IDAHO; THENCE, NORTH 89° 46’ 43” WEST, 35.00 FEET ALONG THE CENTER SECTION LINE OF SAID SECTION 24 TO A 1/2” REBAR, THE REAL POINT OF BEGINNING:

THENCE, SOUTH 0° 06’ 35” WEST, 787.47 FEET TO A 5/8” REBAR, THENCE, 364.12 FEET ALONG A CURVE TO THE RIGHT WHOSE RADIUS IS 465.00 FEET AND DELTA ANGLE IS 44° 51’ 55” TO A 5/8” REBAR, THENCE, SOUTH 44° 58’ 30” WEST, 266.95 FEET TO A 5/8” REBAR, THENCE, 151.16 FEET ALONG A CURVE TO THE RIGHT WHOSE RADIUS IS 190.00 FEET AND DELTA ANGLE IS 45° 35’ 00” TO A 5/8” REBAR, THENCE, NORTH 89° 26’ 30” WEST, 216.85 FEET TO A 5/8” REBAR, THENCE, 104.90 FEET ALONG A CURVE TO THE LEFT WHOSE RADIUS IS 435.00 FEET AND DELTA ANGLE IS 13° 49’ 00” TO A 5/8” REBAR, THENCE, SOUTH 76° 44’ 30” WEST, 41.12 FEET TO A 5/8” REBAR, THENCE, 53.46 FEET ALONG A CURVE TO THE RIGHT WHOSE RADIUS IS 365.00 FEET AND DELTA ANGLE IS 8° 23’ 30” TO A 5/8” REBAR, THENCE, SOUTH 85° 08’ 00” WEST, 291.50 FEET TO A 5/8” REBAR, THENCE, 134.17 FEET ALONG A CURVE TO THE LEFT WHOSE RADIUS IS 235.00 FEET AND DELTA ANGLE IS 32° 42’ 46” TO A 5/8” REBAR, THENCE, NORTH 45° 43’ 44” WEST, 555.41 FEET TO A 1/2” REBAR, THENCE, NORTH 74° 06’ 19” WEST, 812.51 FEET TO A 1/2” REBAR, THENCE, NORTH 36° 15’ 49” EAST, 389.95 FEET TO A 1/2” REBAR, THENCE, NORTH 45° 43’ 44” WEST, 512.61 FEET TO A 1/2” REBAR ON THE NORTH-SOUTH CENTER SECTION LINE OF SAID SECTION 24, THENCE, NORTH 0° 00’ 01” EAST, 187.33 FEET TO AN ALUMINUM CAP MARKING THE CENTER SECTION CORNER OF SAID SECTION 24, THENCE, SOUTH 89° 46’ 43” EAST, 2605.49 FEET TO THE POINT OF BEGINNING.

FURTHER EXCEPTING THEREFROM: THAT PORTION OF THE SOUTH HALF OF SAID SECTION 24, DESCRIBED IN A DEED TO VALLEY COUNTY FOR A 100 FOOT WIDE STRIP OF LAND, RECORDED SEPTEMBER 19, 1995 AS INSTRUMENT NO. 213596.

PARCEL 187

THE NORTH HALF OF SECTION 25 TOWNSHIP 18 NORTH, RANGE 2 EAST, BOISE MERIDIAN, VALLEY COUNTY, IDAHO, LYING WEST OF WEST MOUNTAIN ROAD.

EXCEPTING THEREFROM: A 100 FOOT PARCEL OF LAND DEEDED TO VALLEY COUNTY BY DEED RECORDED SEPTEMBER 19, 1995 AS INSTRUMENT NO. 213596.

Schedule 2.1.1 Page 8 of 9

PARCEL 188

ALL OF SECTION 26 TOWNSHIP 18 NORTH, RANGE 2 EAST, OF THE BOISE MERIDIAN, VALLEY COUNTY, IDAHO.

EXCEPTING THEREFROM: THE SOUTH HALF OF THE SOUTH HALF OF SAID SECTION 26

PARCEL 189

THAT PORTION OF SECTION 27 TOWNSHIP 18 NORTH, RANGE 2 EAST OF THE BOISE MERIDIAN, VALLEY COUNTY, IDAHO, LYING EAST OF THE THE VALLEY COUNTY LINE.

PARCEL 190

THE WEST HALF OF THE EAST HALF OF SECTION 34 TOWNSHIP 18 NORTH, RANGE 2 EAST, OF THE BOISE MERIDIAN, VALLEY COUNTY, IDAHO.

EXCEPTING THEREFROM: ANY PORTION LYING IN ADAMS COUNTY.

Schedule 2.1.1 Page 9 of 9

SCHEDULE 2.1.2

Easements

None.

Schedule 2.1.2 Page 1 of 1

SCHEDULE 2.1.3

Permits

None.

Schedule 2.1.3 Page 1 of 1

SCHEDULE 2.1.6

Assumed Contracts

Part I

1.	Logging Contract (East Rubicon) between Western Pacific Timber, LLC and Bailey Logging, Inc., dated July 23, 2007.

2.	Logging Contract (East Tamarack) between Western Pacific Timber, LLC and Deasy Logging Inc., dated June 1, 2007.

3.	Logging Contract (South End OR) between Western Pacific Timber, LLC and Summit Logging, dated June 1, 2007.

4.	General Services Agreement between Western Pacific Timber, LLC and Tom Dietz, dated April 6, 2007. (To the extent applicable to the Real Property)

5.	2007 Annual Road Maintenance Plan between Western Pacific Timber, LLC and Boise National Forest, dated July 11, 2007. (To the extent applicable to the Real Property)

6.	2007 Annual Road Maintenance Plan between Western Pacific Timber, LLC and Payette National Forest, dated July 11, 2007. (To the extent applicable to the Real Property)

Part II

7.	Grazing Lease (File # 07-5-311) between Western Pacific Timber, LLC and Soulen Livestock Co., dated May 17, 2007. (To the extent applicable to the Real Property)

8.	Access Yes Lease Agreement between Western Pacific Timber, LLC and Idaho Department of Fish and Game, dated March 23, 2007. (To the extent applicable to the Real Property)

9.	Rock Pit Site Lease between Western Pacific Timber, LLC and Tom Meckel Sand and Gravel Inc., dated May 1, 2006.

10.	Real Estate Lease Agreement between Western Pacific Timber, LLC and Valley County, Idaho, dated January 30, 2007. (To the extent applicable to the Real Property)

Schedule 2.1.6 Page 1 of 1

SCHEDULE 2.1.7

Real Property Leases

1.	Office Lease between University Street Properties VII, LLC and Western Pacific Timber, LLC, dated June 10, 2005.

Schedule 2.1.7 Page 1 of 1

SCHEDULE 2.8(i)

Title Commitments

1.	Title Commitment No. 304275A2 dated effective August 14, 2007 issued by First American Title Insurance Company covering lands in Adams County, Idaho (the “Adams County Commitment”).

2.	Third Amended Title Commitment No. NCS-304275-BOI dated effective August 2, 2007 issued by First American Title Insurance Company covering lands in Boise County, Idaho (the “Boise County Commitment”).

3.	Second Title Commitment No. NCS-304275V-BOI dated effective August 6, 2007 issued by First American Title Insurance Company covering lands in Valley County, Idaho (the “Valley County Commitment”).

4.	Title Commitment No. 304275V2 dated effective August 6, 2007 issued by First American Title Insurance Company covering lands in Valley County, Idaho (the “Valley County Commitment 2”).

Schedule 2.8(i) Page 1 of 1

SCHEDULE 2.8.(ii)

Permitted Exceptions

1.	Exceptions 7 through 18, and 20 through 29 as set forth on the Adams County Commitment.

2.	Exceptions 8, 12, 28, 31, 53, 54, 57, 98, 99, and 106 through 108 on the Boise County Commitment.

3.	Exceptions 7 through 11 as set forth on the Valley County Commitment.

Schedule 2.8(ii) Page 1 of 1

SCHEDULE 2.10

REC Parcels

Boise County

Real property in the County of Boise, State of Idaho, described as follows:

TOWNSHIP 6 NORTH, RANGE 6 EAST OF BOISE MERIDIAN, IN BOISE COUNTY, IDAHO.

SECTION 8, SW  1/4, NW  1/4 SE  1/4, S  1/2 SE  1/4

(PARCEL NO. RP RP 06N06E86050 A)

TOWNSHIP 6 NORTH, RANGE 6 EAST OF BOISE MERIDIAN, IN BOISE COUNTY, IDAHO.

SECTION 17, THE N  1/2 OF THE NE  1/4, THE SW  1/4 OF THE NE  1/4, AND THE W  1/2

(PARCEL NO. RP 06N06E170050 A)

TOWNSHIP 7 NORTH, RANGE 5 EAST, BOISE MERIDIAN, BOISE COUNTY, IDAHO.

SECTION 24, ALL

(PARCEL NO. RP 07N05E240050 A)

TOWNSHIP 7 NORTH, RANGE 5 EAST, BOISE MERIDIAN, BOISE COUNTY, IDAHO.

SECTION 25, ALL

(PARCEL NO. RP 07N05E250050 A)

TOWNSHIP 8 NORTH, RANGE 5 EAST OF BOISE MERIDIAN, IN BOISE COUNTY, IDAHO.

SECTION 35, LOTS 1, THE S  1/2 NE  1/4, THE SE  1/4 NW  1/4, THE E  1/2 SW  1/4, AND THE SE  1/4

(PARCEL NOS. RP 08N05E351250 A)

TOWNSHIP 8 NORTH, RANGE 5 EAST OF BOISE MERIDIAN, IN BOISE COUNTY, IDAHO.

SECTION 36, THE N  1/2 NE  1/4, THE N  1/2 S  1/2 NE  1/4, THE NW  1/4 NW  1/4 SW  1/4

(PARCEL NO. RP 08N05E360050 A)

Valley County

THE WEST HALF OF THE SOUTHEAST QUARTER OF SECTION 19 TOWNSHIP 17 NORTH, RANGE 4 EAST, OF THE BOISE MERIDIAN, VALLEY COUNTY, IDAHO.

THE WEST HALF OF THE NORTHEAST QUARTER OF SECTION 30 TOWNSHIP 17 NORTH, RANGE 4 EAST, OF THE BOISE MERIDIAN, VALLEY COUNTY, IDAHO.

Schedule 2.10 Page 1 of 1

SCHEDULE 6.2

Certain Required Consents

1.	Office Lease between University Street Properties VII, LLC and Western Pacific Timber, LLC, dated June 10, 2005.

Schedule 6.2 Page 1 of 1